Prospectus Supplement No. 2 Dated July 19, 2004
(To Prospectus Dated February 6, 2004, as supplemented by Prospectus Supplement Dated June 29, 2004)

                                                               Filed Pursuant to
                                                                  Rule 424(b)(3)

                                                  Commission File No. 333-111405



                               608,532,358 SHARES

                                   P-COM, INC.

                                  COMMON STOCK

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      This Prospectus Supplement (the "Prospectus Supplement") supplements our
Prospectus dated February 6, 2004, as supplemented by the Prospectus Supplement dated June 29, 2004 (the "Prospectus"), relating to the sale by certain of our current stockholders, or their transferees, assignees, pledgees, donees or other successors in interest (the "Selling Stockholders"), of up to 608,532,358 shares of our common stock, underlying shares of our convertible preferred stock and currently exercisable warrants that were issued in connection with capital raising transactions conducted by P-Com in 2003.

      This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information contained in this Prospectus Supplement supersedes the information contained in the Prospectus.

Recent Developments

      Effective at 8:00 a.m. Eastern Time on July 19, 2004, we implemented a 1-for-30 reverse split of our common stock. At the effective time of the reverse stock split, each 30 shares of our issued and outstanding common stock were combined into one share of our common stock. No fractional shares of our common stock were issued in the reverse stock split. Any stockholders who were entitled to receive a fractional share of our common stock as a result of the reverse stock split received, in lieu of that fractional share, a cash payment equal to a corresponding fraction of the last reported per share sale price of our common stock on the OTC Bulletin Board on Friday July 16, 2004.

     As a result of the reverse stock split:

      o the total number of shares of our common stock issued and outstanding as of July 19, 2004 is approximately 10,400,000;

      o all references to numbers of shares of our common stock in the Prospectus have been proportionately decreased (divided by 30) to reflect the reverse stock split;

      o the respective conversion price of each issued and outstanding series of our convertible preferred stock that is convertible into shares of our common stock has been proportionately increased (multiplied by 30) to reflect the reverse stock split;

      o the respective exercise price of each issued and outstanding warrant to purchase shares of our common stock has been proportionately increased (multiplied by 30) to reflect the reverse stock split;

      o     the new CUSIP number for our common stock is 693262305; and


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      o     our common stock is now traded on the OTC Bulletin Board of the
            National Association of Securities Dealers, Inc., under the symbol "PCMC."

      We have attached to this prospectus supplement, and incorporated by reference into it, our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on July 19, 2004.



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July 19, 2004